Exhibit 4.5

DESCRIPTION OF CAPITAL STOCK

As of December 31, 2020, CF Bankshares Inc. (the “Company,” “we,”  “us” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):  our Voting Common Stock (as defined below).

The following is a summary of the material terms, limitations, voting powers and relative rights of our capital stock.  This summary does not purport to be a complete description of the terms and conditions of our capital stock in all respects and is subject to and qualified in its entirety by reference to all of the provisions of our Certificate of Incorporation, as amended (our “Certificate of Incorporation”) and Second Amended and Restated Bylaws, which are incorporated by reference as exhibits to this Annual Report on Form 10-K, and the applicable provisions of the Delaware General Corporation Law.

Authorized Capital Stock

Under our Certificate of Incorporation, we are authorized to issue (a) up to 9,090,909 shares of common stock, par value $0.01 per share, of which 1,260,700 shares are designated as non-voting common stock (“Non-Voting Common Stock”), and the remainder of the authorized shares are (voting) common stock (“Voting Common Stock”); and (b) up to 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

As of March 8, 2021, there were 5,385,256 shares of our Voting Common Stock issued and outstanding and 1,260,700 shares of our Non-Voting Common Stock issued and outstanding.  No shares of our Preferred Stock were outstanding as of March 8, 2021.

Description of Common Stock

General

The material terms, limitations and relative rights of our Voting Common Stock and Non-Voting Common Stock (collectively, our “Common Stock”) are identical in all respects except that (1) holders of our Non-Voting Common Stock are not entitled to any votes, except as may otherwise from time to time be required by law and (2) holders of our Non-Voting Common Stock are permitted to convert each share of Non-Voting Common Stock into one (1) share of Voting Common Stock, subject to limitations set forth in our Certificate of Incorporation (including that, following such conversion to Voting Common Stock, the holder will not own or control in the aggregate more than nine point nine percent (9.9%) of our Voting Common Stock).

Dividend rights

As a Delaware corporation, the Company may, in the discretion of our Board of Directors, generally pay dividends to our stockholders.  However, our ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends that may be declared and paid by our subsidiary, CFBank.  Thus, as a practical matter, any restrictions on the ability of CFBank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by the Company.  The ability of CFBank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking principles.  Under these laws and regulations, the amount of dividends that may be paid in any calendar year is generally limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to compliance with applicable capital requirements.  The ability of CFBank to pay dividends to us is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations.

The dividend rights of holders of the Common Stock are also qualified by and subject to the dividend rights of holders of any Preferred Stock.

The Company also is subject to various legal and regulatory policies and requirements impacting the Company’s ability to pay dividends on its Common Stock.  In addition, the Company’s ability to pay dividends on its stock is conditioned upon the payment, on a current basis, of quarterly interest payments on the subordinated debentures underlying the Company’s trust preferred securities.  Finally, under the terms of the Company’s fixed-to-floating rate subordinated debt, the Company’s ability to pay dividends on its stock is conditioned upon the Company continuing to make required principal and interest payments, and not incurring an event of default, with respect to the subordinated debt.

The dividend rights of holders of the Common Stock are also qualified by and subject to the dividend rights of holders of any outstanding Preferred Stock.

Voting rights

Holders of Voting Common Stock are entitled to vote for the election of directors and upon all other matters which may be submitted to a vote of stockholders generally, with each share being entitled to one vote.  Holders of Voting Common Stock do not possess cumulative voting rights.  This means that holders of more than 50% of the Voting Common Stock (on a fully diluted basis) voting for the election of directors can elect all of the directors, and holders of the remaining shares will not be able to elect any directors.  Our Certificate of Incorporation restricts the ability of any stockholder to vote more than 10% of the outstanding Voting Common Stock.  See “Provisions of Our Certificate of Incorporation and Bylaws” under “Restrictions on Acquisitions and Related Anti-Takeover Provisions” below.

Directors are elected by a plurality of the votes cast at each meeting of stockholders for the election of directors.  This means that the nominees receiving the highest number of votes will be elected regardless of whether those votes constitute a majority of the shares represented at the meeting.  Any other corporate action must be authorized by a majority of the votes cast at the meeting of stockholders unless otherwise provided by Delaware law, our Certificate of Incorporation or our Second Amended and Restated Bylaws.

Liquidation rights

In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Stock would be entitled to receive, after payment or provision for payment of all of our debts and liabilities, all of our assets available for distribution, subject to the rights of the holders of any outstanding Preferred Stock.

Preemptive rights

Holders of our Common Stock do not have preemptive rights to purchase additional securities that may be issued by us in the future.

Subscription, preference, conversion, exchange and redemption rights

The holders of shares of our Common Stock do not have subscription, preference, conversion or exchange rights  (except for the rights of holders of our Non-Voting Common Stock to convert shares of Non-Voting Common Stock into shares of Voting Common Stock as described above).  There are no mandatory redemption provisions applicable to shares of our Common Stock.

The rights, preferences and privileges of the holders of our Common stock are subject to, and may be adversely affected by, the rights, preferences and privileges of holders of any shares of Preferred Stock that our Board of Directors may designate and issue in the future.

Listing

Our Voting Common Stock trades on The NASDAQ Capital Market under the symbol “CFBK.”

Transfer agent and registrar

The transfer agent and registrar for our Common Stock is Computershare, Inc. located in Canton, Massachusetts.

Description of Preferred Stock

Our Certificate of Incorporation permits our Board of Directors to authorize the issuance of up to 1,000,000 shares of Preferred Stock, which are typically referred to as “blank check” preferred stock.  This term refers to preferred stock for which the rights and restrictions are determined by the board of directors of a corporation at the time the shares of preferred stock are issued.  Under our Certificate of Incorporation, our Board of Directors has the authority, without any further stockholder vote or action (except as may be required under the terms of any outstanding Preferred Stock and by the rules of the NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), to issue the authorized shares of Preferred Stock in one or more series, from time to time, with voting, dividend, liquidation and conversion and other rights as may be provided in a certificate of designation to our Certificate of Incorporation adopted by our Board of Directors.

Our Board of Directors may authorize the issuance of Preferred Stock with voting, liquidation, conversion or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.    This may have the effect of diluting the voting power or other rights or adversely affecting the market value of our Common Stock and may also assist management in impeding any unfriendly takeover or attempted change in control.  See “Restrictions on Acquisitions and Related Anti-Takeover Provisions” below.

Restrictions on Acquisitions and Related Anti-Takeover Provisions

Several provisions of our Certificate of Incorporation and Second Amended and Restated Bylaws, the Delaware General Corporation Law, and applicable federal laws and regulations limit the ability of any person to acquire a controlling interest in us and thus may be deemed to have an anti-takeover effect.  The following discussion is a general summary and is qualified in its entirety by reference to the relevant provisions of our Certificate of Incorporation and Second Amended and Restated Bylaws, which are incorporated by reference as exhibits to this Annual Report on Form 10-K, and the provisions of applicable Delaware and federal laws and regulations.

Provisions of Our Certificate of Incorporation and Bylaws

Ability to Issue Preferred Stock

Shares of our Preferred Stock may be issued at any time with such preferences and designations as the Board of Directors may determine.  The Board of Directors can, without stockholder approval (subject to the rules of the NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of Common Stock and may assist management in impeding a takeover or attempted change in our control.

Limitation on Voting Rights

Our Certificate of Incorporation provides that no beneficial owner of our outstanding Common Stock holding in excess of 10% of the then-outstanding shares of our Common Stock (the “Limit”) is permitted to vote any shares held in excess of the Limit.  Beneficial ownership is determined pursuant to Rule 13d-3 of the Exchange Act and includes (i) shares beneficially owned by such person or any affiliate (as defined in Rule 12b-2 of the Exchange Act), (ii) shares which such person or his affiliates have the right to acquire pursuant to any agreement or understanding, including without limitation upon the exercise of conversion rights or options and (iii) shares as to which such person or his affiliates are deemed to have beneficial ownership through any partnership, syndicate or group acting for the purpose of acquiring, holding, voting or disposing of shares of Common Stock.  Notwithstanding the foregoing, shares with respect to which a revocable proxy has been granted in connection with a meeting of stockholders and shares beneficially owned by any benefit plan of ours are not subject to the limitation, and none of our directors or officers (or any affiliate thereof) will be deemed to beneficially own shares of Common Stock of any other director or officer (or any affiliate thereof) solely by reason of service as a director or officer of the Company.

Classified Board of Directors

Our Board of Directors is divided into three classes, each of which contains approximately one-third of the whole number of members of the Board of Directors.  Each class serves a staggered term, with one-third of the total number of directors being elected each year.  Our Certificate of Incorporation provides that the size of the Board of Directors may be fixed from time to time by a majority of the directors.  Any vacancy occurring in the Board of Directors, including a vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office.  The classified board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain full control of the board without the consent of the incumbent Board of Directors.

Nomination Procedure

Our Second Amended and Restated Bylaws provide that a stockholder may nominate any person to serve as a director, but notice of the nomination generally must be provided to us no later than 90 days prior to the date of the meeting of stockholders.

Removal of Directors

Our Certificate of Incorporation provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.  In the absence of these provisions, the vote of the holders of a majority of the voting stock could remove the entire Board of Directors, with or without cause, and replace it with persons of the stockholders’ choice.

No Cumulative Voting; No Special Meetings Called by Stockholders; No Action by Written Consent

Our Certificate of Incorporation does not provide for cumulative voting for any purpose.  Moreover, special meetings of our stockholders may be called only by the Board of Directors, subject to the rights of the holders of Preferred Stock.  Our Certificate of Incorporation and our Second Amended and Restated Bylaws provide that any action required or permitted to be taken by our stockholders may be taken only at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting, subject to the rights of the holders of Preferred Stock.  In addition, at any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.  An effect of these provisions, taken together, is that holders of our Common Stock cannot take action except at an annual meeting or at a special meeting called by the Board of Directors.

Availability of Authorized Shares

Our Certificate of Incorporation authorizes the issuance of up to 9,090,909 shares of Common Stock and up to 1,000,000 shares of Preferred Stock.  The authorization of these shares gives the Board of Directors flexibility to effect financings, acquisitions, stock dividends, stock splits and employee stock options, among other transactions.  However, these additional authorized shares also may be used by the Board of Directors, to the extent consistent with its fiduciary duty, to deter future attempts to gain control of the Company.  The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates and liquidation preferences.  As a result of the ability to fix voting rights for a series of Preferred Stock, the Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

Supermajority Stockholder Vote Required to Approve Business Combinations with Principal Stockholders

Our Certificate of Incorporation requires the approval of the holders of at least 80% of our outstanding shares of voting stock to approve certain Business Combinations, as defined below, and related transactions.  Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation, must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of its common stock and any other affected class of stock.  Under our Certificate of Incorporation, the affirmative vote of stockholders holding at least 80% of the outstanding shares of our voting stock is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares; in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient.  The term “Interested Stockholder” is defined in our Certificate of Incorporation to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 25% or more of the outstanding shares of our voting stock.  This provision of our Certificate of Incorporation applies to any “Business Combination,” which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder (or affiliate thereof, as defined in our Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder (or affiliate thereof) of 25% or more of our assets; (iii) our issuance or transfer to any Interested Stockholder (or affiliate thereof) of any of our securities in exchange for any assets, cash or securities, the value of which equals or exceeds 10% of the fair market value of our Common Stock; (iv) the adoption of any plan for our liquidation or dissolution proposed by or on behalf of any Interested Stockholder (or affiliate thereof) and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of our other equity or convertible securities owned directly or indirectly by an Interested Stockholder (or affiliate thereof).

Supermajority Stockholder Vote Required to Amend Our Certificate of Incorporation and Second Amended and Restated Bylaws

Amendment of our Certificate of Incorporation must be approved by a majority vote of our Board of Directors or by the affirmative vote of at least 80% of the outstanding shares of our voting stock entitled to vote (after giving effect to the provision limiting voting rights) in order to amend or repeal certain provisions of our Certificate of Incorporation, including the provisions relating to voting rights (Article Fourth, Part C), management of our business and conduct of our affairs and calling special meetings of stockholders (Article Fifth, Parts C and D), the number, classification and nominations of directors (Article Sixth), amendment of the Second Amended and Restated Bylaws (Article Seventh), approval of certain business combinations (Article Eighth), director and officer indemnification (Article Tenth) and amendment of our Certificate of Incorporation (Article Twelfth).  Article VIII of the Second Amended and Restated Bylaws specifies that the Second Amended and Restated Bylaws may be amended only by a majority of the members of the Board of Directors or by the affirmative vote of stockholders holding at least 80% of the outstanding shares of our voting stock.

Advance Notice Required to Nominate Candidates for Director or to Make a Proposal

Article Sixth of our Certificate of Incorporation incorporates by reference Article I, Section 6 of the Second Amended and Restated Bylaws, as it pertains to stockholder nominations for director.  As noted above, a stockholder who intends to nominate a candidate for election to the Board of Directors must give us at least 90-days’ advance notice.  Article I, Section 6 of the Second Amended and Restated Bylaws also requires a stockholder to give 90-days’ prior notice with respect to any new business to be brought before an annual meeting of stockholders; the stockholder also must provide certain information to us concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter.  Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.  In addition, at any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.

Regulatory Restrictions

Federal law provides that no person or company, directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions, may acquire control of a national banking association at any time without the prior approval of the OCC.  Federal law also provides that no person or company, directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions, may acquire control of a bank holding company at any time without the prior approval of the FRB.  In addition, any company that acquires control of us becomes a bank holding company subject to registration, examination and regulation as a bank holding company.  Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a national bank or the power to control in any manner the election of a majority of the directors of such institution.

Delaware Law

Delaware law provides additional protection against hostile takeovers.  The Delaware takeover statute, which is codified in Section 203 of the Delaware General Corporation Law, is intended to discourage certain takeover practices by impeding the ability of a hostile acquirer to engage in certain transactions with the target company.

In general, Section 203 provides that a Person (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an Interested Stockholder) may not consummate a merger or other business combination transaction with the corporation at any time during the three-year period following the date the Person became an Interested Stockholder.  The term “business combination” is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors.  A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203.  The Company has not so exempted itself from the requirements of the statute.